4:

A special meeting of the fund's shareholders was held on January 18, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	450,709,926.54	94.716
Withheld	25,146,084.18	5.284
TOTAL	475,856,010.72	100.000
Albert R. Gamper, Jr.
Affirmative	448,893,130.89	94.334
Withheld	26,962,879.83	5.666
TOTAL	475,856,010.72	100.000
Robert M. Gates
Affirmative	449,535,173.06	94.469
Withheld	26,320,837.66	5.531
TOTAL	475,856,010.72	100.000
George H. Heilmeier
Affirmative	449,454,065.78	94.452
Withheld	26,401,944.94	5.548
TOTAL	475,856,010.72	100.000
Abigail P. Johnson
Affirmative	447,096,782.06	93.956
Withheld	28,759,228.66	6.044
TOTAL	475,856,010.72	100.000
Edward C. Johnson 3d
Affirmative	448,682,230.09	94.289
Withheld	27,173,780.63	5.711
TOTAL	475,856,010.72	100.000
Stephen P. Jonas
Affirmative	449,055,879.25	94.368
Withheld	26,800,131.47	5.632
TOTAL	475,856,010.72	100.000
Marie L. Knowles
Affirmative	450,246,527.45	94.618
Withheld	25,609,483.27	5.382
TOTAL	475,856,010.72	100.000
Ned C. Lautenbach
Affirmative	449,854,359.42	94.536
Withheld	26,001,651.30	5.464
TOTAL	475,856,010.72	100.000
William O. McCoy
Affirmative	449,189,696.47	94.396
Withheld	26,666,314.25	5.604
TOTAL	475,856,010.72	100.000
Robert L. Reynolds
Affirmative	449,002,422.78	94.357
Withheld	26,853,587.94	5.643
TOTAL	475,856,010.72	100.000
Cornelia M. Small
Affirmative	450,150,780.33	94.598
Withheld	25,705,230.39	5.402
TOTAL	475,856,010.72	100.000
William S. Stavropoulos
Affirmative	449,068,314.89	94.371
Withheld	26,787,695.83	5.629
TOTAL	475,856,010.72	100.000
Kenneth L. Wolfe
Affirmative	448,618,166.69	94.276
Withheld	27,237,844.03	5.724
TOTAL	475,856,010.72	100.000
A Denotes trust-wide proposal and voting results.